UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2011

CNL Lifestyle Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Avenue, Orlando, Florida 32801

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: 407-650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01.	Entry into a Material Definitive Agreement.

The disclosures set forth in Item 2.01 hereof are hereby incorporated by reference into this Item 1.01.

Item 2.01	Completion of Acquisition or Disposition of Properties.

On October 12, 2011, CNL Lifestyle Properties, Inc. (the “Company”) acquired an ownership interest in seven senior living facilities (the “Communities”). The Company entered into agreements with Master MorSun Acquisition LLC (“Seller”), an affiliate of an institutional investor, and Sunrise Senior Living Investments, Inc., a wholly owned subsidiary of Sunrise Senior Living, Inc. (“Sunrise”) to acquire the Communities through a new joint venture, CLPSun Partners III, LLC (“CLPSun III”), formed by the Company and Sunrise, with an agreed upon value of approximately $170.0 million. The Company acquired approximately sixty-eight percent (68%) of the membership interests in CLPSun III for an equity contribution of approximately $36.0 million, including certain transactional and closing costs, and a pro rata share of the loan proceeds from the new debt financing. Sunrise acquired approximately thirty-two percent (32%) of the membership interests in CLPSun III by transferring its interest in the previous joint venture with Seller, valued at $16.8 million, and contributing its pro rata share of the loan proceeds from the new debt financing.

CLPSun III obtained $120.0 million in new debt financing from The Prudential Insurance Company of America, which was used in part to pay in full the existing indebtedness encumbering the Communities. The non-recourse loan, which is collateralized by the Communities, has a seven-year term and a fixed-interest rate of 4.8% requiring monthly interest-only payments for the initial eighteen (18) months of the loan and monthly payments thereafter of principal and interest based upon a 30-year amortization schedule.

Under the terms of the venture agreement with Sunrise, the Company receives a preferred return of 10% on its invested capital for the first six years and shares control over major decisions with Sunrise. Sunrise holds the option to buy out the Company’s interest in the venture in years four through six at a price that would provide the Company with a thirteen percent (13%) internal rate of return.

The Communities, which are listed below, feature 601 residential units and have an average occupancy rate of 87.3% as of June 30, 2011. CLPSun III owns a fee simple interest in each of the Communities, except for the Sunrise of Palo Alto Community, in which it holds a leasehold interest. Sunrise will continue to operate and manage the Communities subject to a long-term management contract, for which it will be paid a fee of 7% of total revenues earned by the Communities.

Community	Location	Residential Units

Sunrise of Plano	Plano, Texas	156

Sunrise of Golden Valley	Golden Valley, Minnesota	76

Sunrise of Minnetonka	Minnetonka, Minnesota	61

Sunrise of Shelby Township	Shelby Township, Michigan	69

Sunrise of Palo Alto	Palo Alto, California	81

Sunrise of Lenexa	Lenexa, Kansas	82

Sunrise of Dresher	Dresher, Pennsylvania	76

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

Financial statements for the transactions described in Item 2.01 will be filed under cover of a Form 8-K/A as soon as practicable.

(b)	Pro Forma Financial Information

Pro forma financial information for the transactions described in Item 2.01 will be filed under cover of a Form 8-K/A as soon as practicable.

(c)	Not applicable.

(d)	Not applicable.

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include our tenant’s inability to satisfactorily operate the Parks or the failure to negotiate the amendment and/or extensions of certain land permits or leases. Given these uncertainties, we caution investors and potential investors not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2011	CNL LIFESTYLE PROPERTIES, INC.

By: /s/ Joseph T. Johnson
Name: Joseph T. Johnson
Title: Senior Vice President and Chief Financial Officer

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